UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2021

ARCUTIS BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39186	81-2974255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (805) 418-5006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ARQT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2021, Jonathan Silverstein informed the Board of Directors of Arcutis Biotherapeutics, Inc. (the “Company” or “Arcutis”) of his intention to resign from the Board effective on June 9, 2021. Mr. Silverstein’s resignation was not a result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On June 9, 2021, the Board of Directors appointed Sue-Jean Lin as a Class II director with a term expiring at the Company’s 2022 Annual Meeting of Stockholders to fill the vacancy created by Mr. Silverstein’s resignation. In addition, Ms. Lin was appointed to serve on the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”).

As a non-employee director, Ms. Lin will receive compensation in accordance with the Company’s non-employee director compensation program, as amended. Pursuant to this program, upon the effective date of her appointment to the Board, Ms. Lin received a stock option award exercisable for 25,723 shares of the Company’s common stock and is eligible for the annual cash retainer in the amount of $40,000 for service on the Board and $5,000 per annum for service as a member of the Nominating Committee. The stock option will vest in three equal annual installments on the anniversary of the date of Ms. Lin’s appointment to the Board, subject to Ms. Lin’s continued service to the Company through such date.

In addition, the Company will enter into an indemnification agreement with Ms. Lin on the form previously approved by the Board and entered into with the Company’s other directors.

There is no arrangement or understanding between Ms. Lin and any other person pursuant to which she was appointed as a director of the Company, and there are no family relationships between Ms. Lin and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Ms. Lin has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 9, 2021, Arcutis held its 2021 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on two proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 27, 2021. Only stockholders of record as of the close of business on April 13, 2021, the record date for the Annual Meeting, were entitled to vote at the Annual Meeting. As of the record date, 50,149,744 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. The tabulation of the stockholder votes on each proposal brought before the Annual Meeting is as follows:

Proposal 1. The election of three Class I directors to hold office until the 2024 annual meeting of stockholders or until their respective successor is elected:

Nominee	Votes For	Votes Withheld	Abstentions	Broker Non-Votes
Terrie Curran	41,158,655	3,437,647	6,872	2,118,077
Halley Gilbert	44,544,519	51,785	6,870	2,118,077
Ricky Sun, Ph.D.	38,337,613	6,259,091	6,470	2,118,077

Proposal 2. The ratification of the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021:

Votes For	Votes Against	Abstentions
46,684,509	30,633	6,109

As a routine proposal under applicable rules, no broker non-votes were recorded in connection with this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUTIS BIOTHERAPEUTICS, INC.

Date: June 11, 2021	By:	/s/ Todd Frank Watanabe
Todd Frank Watanabe
President and Chief Executive Officer